EXHIBIT 99.1

First Horizon delivers strong first quarter performance

Loans and deposits increase, Capital Bank merger on track

MEMPHIS, Tenn., April 13, 2018 (GLOBE NEWSWIRE) -- First Horizon (NYSE:FHN) demonstrated strong first quarter 2018 results, driven by year-over-year loan and deposit growth, higher revenues, improvement in the efficiency ratio and good asset quality trends. Reported earnings per share (EPS) were $0.27, up 17 percent from first quarter 2017; on an adjusted basis1, earnings per share were $0.34. First Horizon enhanced profitability with an increase in return on tangible common equity and return on assets.

The Capital Bank merger, which resulted in a $40 billion organization with more than 300 branches throughout the Southeast, is contributing to overall earnings. The merger is on track with cost savings and revenue synergies, and the systems conversion is scheduled for later this quarter.

“I am pleased with our strong first quarter results and am optimistic about our outlook for the remainder of the year,” said Bryan Jordan, First Horizon’s chairman and CEO. “First Tennessee and Capital Bank employees continue to deliver exceptional differentiated services and solutions to our customers and our preparations remain on track for the integration of Capital Bank in the second quarter.”

First Quarter 2018 Financial Highlights (all comparisons vs first quarter 2017)

Diluted EPS/	ROTCE1/	ROA/
Adjusted Diluted EPS[1]	Adjusted ROTCE[1]	Adjusted ROA[1]
$0.27 / $0.34	14.1% / 17.4%	0.95% / 1.2%

Regional Banking Highlights

  The First Tennessee/Capital Bank franchise showed solid fundamentals, driven by the Capital Bank (CBF) merger in November, better interest rate spreads, and organic loan and deposit growth
  Pre-tax income up 66 percent
  Revenue up 50 percent from increased net interest income and higher fee income
  Net interest income up 55 percent and fee income up 34 percent
  Efficiency ratio improved to 54 percent from 59 percent
  Average loans up 50 percent and average deposits up 38 percent

Other Highlights

  Net interest margin expanded to 3.43 percent from 2.92 percent
  Asset Quality remains stable
  Total average assets of $40 billion

1These are non-GAAP numbers that are reconciled to reported GAAP numbers in the non-GAAP table that follows

CONSOLIDATED SUMMARY RESULTS
Quarterly, Unaudited

				1Q18 Changes vs
(Dollars in thousands, except per share data)	1Q18	4Q17	1Q17	4Q17	1Q17
Income Statement Highlights	(a)
Net interest income	$301,173	$242,088	$189,708	24%	59%
Noninterest income	135,931	133,053	116,895	2%	16%
Securities gains/(losses), net	86	137	44	(37)%	95%
Total revenue	437,190	375,278	306,647	16%	43%
Noninterest expense	313,265	346,670	222,205	(10)%	41%
Provision/(provision credit) for loan losses	(1,000)	3,000	(1,000)	NM	*
Income before income taxes	124,925	25,608	85,442	NM	46%
Provision for income taxes	29,931	73,989	27,054	(60)%	11%
Net income/(loss)	94,994	(48,381)	58,388	NM	63%
Net income attributable to noncontrolling interest	2,820	2,910	2,820	(3)%	*
Net income/(loss) attributable to controlling interest	92,174	(51,291)	55,568	NM	66%
Preferred stock dividends	1,550	1,550	1,550	*	*
Net income/(loss) available to common shareholders	$90,624	$(52,841)	$54,018	NM	68%
Common Stock Data
EPS	$0.28	$(0.20)	$0.23	NM	22%
Basic shares (thousands)	326,489	265,169	233,076	23%	40%
Diluted EPS	$0.27	$(0.20)	$0.23	NM	17%
Diluted shares (thousands)	330,344	265,169	236,855	25%	39%
Period-end shares outstanding (thousands)	327,194	326,736	233,883	*	40%
Cash dividends declared per share	$0.12	$0.09	$0.09	33%	33%
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$27,249,793	$27,658,929	$19,090,074	(1)%	43%
Total deposits	30,818,951	30,620,362	23,479,841	1%	31%
Total assets	40,463,195	41,423,388	29,618,600	(2)%	37%
Total liabilities	35,890,667	36,842,900	26,878,140	(3)%	34%
Total equity	4,572,528	4,580,488	2,740,460	*	67%
Asset Quality Highlights
Allowance for loan losses	$187,194	$189,555	$201,968	(1)%	(7)%
Allowance / period-end loans	0.69%	0.69%	1.06%
Net charge-offs/(recoveries)	$1,361	$8,312	$(900)	(84)%	NM
Net charge-offs (annualized) / average loans	0.02%	0.15%	NM
Non-performing assets (NPA)	$172,664	$177,156	$161,284	(3)%	7%
NPA % (b)	0.60%	0.61%	0.80%
Key Ratios & Other
Return on average assets ("ROA") (annualized) (c)	0.95%	(0.58)%	0.82%
Return on average common equity ("ROE") (annualized) (d)	8.79%	(6.73)%	9.40%
Return on average tangible common equity ("ROTCE") (annualized) (e)	14.06%	(8.78)%	10.33%
Net interest margin (f)	3.43%	3.27%	2.92%
Efficiency ratio (g)	71.67%	92.41%	72.47%
Common equity tier 1 ratio ("CET1") (h)	8.98%	8.88%	10.20%
Tier 1 ratio (h)	9.98%	9.83%	11.35%
Market capitalization (millions)	$6,161.1	$6,531.5	$4,326.8

Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent.
(a)  1Q18 includes three months of activity related to the CBF acquisition compared to one month of activity in 4Q17.
(b)  NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(c)  Calculated using net income.
(d)  Calculated using net income available to common shareholders.
(e)  This non-GAAP measure is reconciled to ROE in the non-GAAP to GAAP reconciliation.
(f)   Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ('FTE") basis assuming a statutory federal income tax rate of 21 percent and, where applicable, state income taxes.
(g)   Noninterest expense divided by total revenue excluding securities gains/(losses).
(h)  Current quarter is an estimate.

Use of Non-GAAP Measures

Several financial measures in this release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this release are adjusted earnings per share ("EPS"), return on tangible common equity ("ROTCE"), adjusted ROTCE, and adjusted return on average assets ("ROA"). These profitability measures are reported to First Horizon’s management and directors through various internal reports. First Horizon’s management believes these measures are relevant to understanding the financial results of First Horizon and its business segments. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by First Horizon. First Horizon has reconciled each of these measures to a comparable GAAP measure below:

FHN NON-GAAP TO GAAP RECONCILIATION
Quarterly, Unaudited

(Dollars and shares in thousands, except per share data)	1Q18	4Q17	1Q17
Average Tangible Common Equity (Non-GAAP)
Average total equity (GAAP)	$4,573,706	$3,506,165	$2,722,668
Less: Average noncontrolling interest (a)	295,431	295,431	295,431
Less: Average preferred stock (a)	95,624	95,624	95,624
(A) Total average common equity	4,182,651	3,115,110	2,331,613
Less: Average intangible assets (GAAP) (b)	1,568,029	726,958	211,757
(B) Average tangible common equity (Non-GAAP)	$2,614,622	$2,388,152	$2,119,856

Annualized Net Income Available to Common Shareholders
(C) Net income available to common shareholders (annualized ) (GAAP)	$367,531	$(209,641)	$219,073

Ratios
(C)/(A) Return on average common equity ("ROE") (GAAP)	8.79%	(6.73)%	9.40%
(C)/(B) Return on average tangible common equity ("ROTCE") (Non-GAAP)	14.06%	(8.78)%	10.33%

Adjusted Net Income (Non-GAAP)
(D) Net income (GAAP)	$94,994
Less: After-tax impact of notable items (GAAP) (c)	(21,472)
(E) Adjusted net income (Non-GAAP)	116,466
(F) Annualized net income (GAAP)	385,253
(G) Annualized adjusted net income (Non-GAAP)	472,334

Adjusted Net Income Available to Common Shareholders (Non-GAAP)
(H) Net income available to common shareholders (GAAP)	$90,624
Less: After-tax impact of notable items (GAAP) (c)	(21,472)
(I) Adjusted net income available to common shareholders (Non-GAAP)	112,096
(J) Annualized adjusted net income available to common shareholders (Non-GAAP)	454,612

Average Assets (GAAP)
(K) Average assets	$40,350,724

Diluted Shares
(L) Diluted shares	330,344

Adjusted Ratios & EPS Impacts
(C)/(B) ROTCE (Non-GAAP)	14.06%
(J)/(B) Adjusted ROTCE (Non-GAAP)	17.39%
(F)/(K) Return on average assets ("ROA") (GAAP)	0.95%
(G)/(K) Adjusted ROA (GAAP)	1.17%
(H)/(L) Diluted earnings per share ("EPS") (GAAP)	$0.27
(I)/(L) Adjusted diluted EPS (Non-GAAP)	$0.34

(a) Included in Total equity on the Consolidated Balance Sheet.
(b) Includes goodwill and other intangible assets, net of amortization.
(c) Includes $31.4 million of pre-tax acquisition-related expenses primarily associated with the Capital Bank Financial Corp. ("CBF") acquisition and a $3.3 million gain on the sale of a building adjusted using an incremental tax rate of approximately 24 percent.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.FirstHorizon.com. The call and slide presentation may involve forward-looking information, including guidance.

Callers wishing to participate may call toll-free starting at 8:15 a.m. CT on April 13 by dialing 888-317-6003 and entering access code 1851911. The number for international participants is 412-317-6061.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the investor relations section of www.fhnc.com. A replay will be available from noon CT on April 13 until midnight CT on April 27. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10118763. The event also will be archived and available beginning April 14 by midnight CT in the events and presentations section of http://ir.fhnc.com.

Debt Investor Materials

First Horizon expects to post additional materials for debt investors on April 30 in the investor relations section of www.FirstHorizon.com  First Horizon will also provide these materials to analysts at upcoming meetings.

Disclaimers and Other Information

This communication contains, and the debt investor materials above may contain, forward-looking statements, including guidance, involving significant risks and uncertainties. Forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” “is likely,” “will,” “going forward” and other expressions that indicate future events and trends and may be followed by or reference cautionary statements.

A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments or changes in expectations.

About First Horizon

First Horizon National Corp. (NYSE:FHN) provides financial services through its First Tennessee, Capital Bank, FTB Advisors, and FTN Financial businesses. First Horizon operates more than 300 bank locations across the southern U.S. and 28 FTN Financial offices across the entire U.S. Our banking subsidiary was founded in 1864 and has the 14th oldest national bank charter in the country. Our First Tennessee and Capital Bank brands have the largest deposit market share in Tennessee and one of the highest customer retention rates of any bank in the country. We have been ranked by American Banker as No. 5 among the Top 10 Most Reputable U.S. Banks. Our FTB Advisors wealth management group has more than 300 financial advisors and about $30 billion in assets under administration. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. We have been recognized as one of the nation’s best employers by Working Mother and American Banker magazines and the National Association for Female Executives. More information is available at www.FirstHorizon.com.

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CONTACT:
First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
First Horizon Media Relations, James Dowd, (901) 523-4305